EXHIBIT 21.1

MAXIMUS, Inc.

List of Subsidiaries

As of September 30, 2010

Name*	Jurisdiction of Incorporation/Organization
MAXNetwork Pty Limited	Australia
ACN 083 406 795 Pty Limited	Australia
MAXIMUS Canada, Inc.	Canada
MAXIMUS Canada II, Inc.	Canada
Israel Workforce Solutions Ltd(1)	Israel
MAXIMUS Properties LLC	Virginia
MAXIMUS International, LLC	Virginia
MAXIMUS Federal Services, Inc.	Virginia
MAXIMUS Consulting Services, Inc.	Virginia
MAXIMUS Health Services, Inc.	Indiana
MAXIMUS Human Services, Inc.	Virginia
MAXIMUS ERP Solutions, LLC	Virginia
MAXIMUS Education Services, LLC	Virginia
All subsidiaries are 100% owned by MAXIMUS, unless otherwise noted

(1)—Owned 55% by MAXIMUS

*                                         This list identifies all subsidiaries that are directly owned by MAXIMUS at the “first tier” of its corporate structure. The names of all of the subsidiaries of these “first tier” subsidiaries have been omitted from this list because, considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).